EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Net Income of $2.8 million, or $0.26 Per Diluted Share, in Fourth Quarter 2007, and Total Assets Reached $1.46 Billion

HOUSTON, Jan. 30, 2008 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank ("Metro United"), serving California, today announced net income of $2.8 million for the fourth quarter of 2007, down approximately 15.9% compared with $3.3 million for the same quarter in 2006. Diluted earnings per share for the fourth quarter of 2007 were $0.26 compared with $0.30 for the fourth quarter of 2006. Diluted earnings per share for the year ended 2007 decreased 9.8% from $1.22 to $1.10. The decrease in earnings is primarily attributed to increased personnel and occupancy costs related to the expansion in California, as well as an increase in the provision for loan losses due to loan growth.

Fourth Quarter Highlights

 *  Total loans increased to a record high of $1.20 billion, a 6.0%
    increase for the fourth quarter of 2007 compared with the third quarter of 2007, and a 35.6% increase compared with year end 2006.
 *  Asset quality remained stable with net nonperforming assets to total assets of 0.46% as of December 31, 2007 compared with 0.47%
    as of September 30, 2007, and improved from 0.74% as of December
    31, 2006.
 *  Regulatory approval received in December 2007 from the China
    Banking Regulatory Commission for a second representative office in China located in the city of Chongqing.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "We designated 2007 as the beginning of the second phase of MetroCorp's strategic plan with a focus on balanced loan and deposit growth and expansion of market presence, while maintaining our credit quality in a turbulent operating environment. Our total loans grew by $315.4 million from $886.6 million at December 31, 2006 to $1.20 billion at December 31, 2007, representing an increase of 35.6%. During the same period, our net nonperforming assets were reduced from $9.3 million at December 31, 2006 to $6.8 million at December 31, 2007, a decrease of 27.3%, bringing our net nonperforming assets to total assets ratio to 0.46%. Our total deposits grew by $109.4 million or 10.1% in 2007, and our total assets increased by $191.3 million or 15.1%, setting a record of $1.46 billion at year end 2007.

"As a result of our 35.6% loan growth, we increased our provision for loan losses by $2.5 million in 2007. Management continues to maintain a prudent and conservative stance in credit management. The two new branches in California and our Xiamen representative office in China that were established during 2007 are beginning to contribute to our overall market strategy. We have also received approval from China regulatory authorities for our second representative office, which will be located in Chongqing, China. The city of Chongqing is the largest city in China, approximately twice the population of the city of Shanghai, and was ranked fourth in terms of total foreign investment in China. Management believes that the addition of the Chongqing office will provide opportunities for new business relationships as well as assisting our U.S. customers with respect to trade activities within the region.

"Our efficiency ratio of 65.96% for the three months ended December 31, 2007 was affected by the increase in other real estate expenses of $290,000, which primarily resulted from the loss on the sale of a foreclosed property in December, and approximately $113,000 of various one-time expense charges. Management is pleased with the progress we have made in controlling noninterest expense and intends to continue to place our emphasis on efficiency improvement."

Interest income and expense. Interest income for the three months ended December 31, 2007 was $26.3 million, up approximately $3.0 million or 12.9% compared with $23.3 million for the same period in 2006. Interest income for the year ended December 31, 2007 was $102.3 million, up approximately $15.6 million or 18.0% compared with $86.7 million for 2006. The increase in interest income for the three months and year ended December 31, 2007 was due primarily to loan growth.

Average earning assets grew 13.5% during the fourth quarter of 2007 compared with the same period in 2006. Average total loans increased 33.6% to $1.16 billion in the fourth quarter of 2007 compared with $865.2 million for the fourth quarter of 2006, offsetting the decline in other earning assets. Average earning assets grew 13.9% during the year ended December 31, 2007 compared with the same period in 2006. The increase was primarily due to loan growth, with average total loans increasing 29.4% from $819.1 million to $1.06 billion while other earning assets declined during the same period. The yield on average earning assets for the fourth quarter of 2007 was 7.87% compared with 7.91% for the fourth quarter of 2006. The decline in yield for the three months ended December 31, 2007 was the result of the interest rate cut by the Federal Reserve. The yield on average earning assets for the year ended December 31, 2007 was 8.03% compared with 7.75% for the same period of 2006, primarily due to the increase in loans, which had higher yields, and a decline in lower yielding other interest earning assets.

Interest expense for the three months ended December 31, 2007 was $11.9 million, up approximately $2.2 million or 22.8% compared with $9.7 million for the same period in 2006. Interest expense for the year ended December 31, 2007 was $45.4 million, up approximately $11.9 million or 35.5% compared with $33.5 million for 2006. Interest expense increased for both the three and twelve months ended December 31, 2007 primarily due to growth in money market and time deposits and increases in interest rates paid on deposits. Average interest-bearing deposits were $998.9 million for the fourth quarter of 2007 compared with $857.9 million for the fourth quarter of 2006, an increase of 16.4%. The cost of interest-bearing deposits for the fourth quarter of 2007 was 4.34% compared with 4.10% for the fourth quarter of 2006. For the year ended December 31, 2007, average interest-bearing deposits were $960.5 million, compared with $820.8 million for the same period of 2006, an increase of 17.0%. The cost of interest-bearing deposits for the year ended December 31, 2007 was 4.38% compared with 3.67% for the same period 2006. The increases in cost for the three months and year ended December 31, 2007 reflected the higher volume of money market and time deposits, which are paid higher rates than other types of deposits.

The net interest margin for the three months ended December 31, 2007 was 4.30%, down from 4.61% for the same period in 2006. The decrease in net interest margin for the three months ended December 31, 2007 was primarily the result of higher interest rates paid on interest-bearing liabilities, which increased to 4.39% compared with 4.19% for the same period in 2006, coupled with a decrease in the yield on interest-earning assets for the same period due to the rate cut by the Federal Reserve during the third and fourth quarters of 2007. For the three months ended December 31, 2007 compared with the same period in 2006, the yield on average earning assets decreased four basis points, and the cost of average earning assets increased 27 basis points.

The net interest margin for the year ended December 31, 2007 was 4.47%, down from 4.76% for the same period in 2006. The decrease in net interest margin for the year ended December 31, 2007 was primarily the result of higher interest rates paid on interest-bearing liabilities, which increased to 4.44% compared with 3.79% for the same period in 2006. For the year ended December 31, 2007, the yield on average earning assets increased 28 basis points primarily due to loan growth, which was offset by an increase in the cost of average earning assets of 57 basis points.

Net interest income before the provision for loan losses for the three months ended December 31, 2007 was $14.4 million, up approximately $794,000 or 5.8% compared with $13.6 million for the same period in 2006. Net interest income before the provision for loan losses for the year ended December 31, 2007 was $56.9 million, up approximately $3.7 million or 7.0% compared with $53.2 million for the same period in 2006.

Noninterest income and expense. Noninterest income for the three months ended December 31, 2007 was $2.4 million, up $260,000 compared with the same period in 2006. The increase in noninterest income for the three months ended December 31, 2007 was primarily due to increases in the cash value of bank owned life insurance and the gain on sale of a branch property. The increase was partially offset by a decrease in the gain on sale of SBA loans which slowed as a result of lower loan sales due to unfavorable market prices. Noninterest income for the year ended December 31, 2007 was $8.3 million, up $364,000 or 4.6% compared with the same period in 2006. The increase in noninterest income for the year ended December 31, 2007 was primarily due to increases in the cash value of bank owned life insurance which was purchased in June 2007 and the gain on sale of a branch property, which were partially offset by decreases in service fee income, other loan related fees and the gain on sale of SBA loans.

Noninterest expense for the three months ended December 31, 2007 was $11.1 million, up approximately $612,000 or 5.8% compared with $10.5 million for the same period in 2006. Noninterest expense for the year ended December 31, 2007 was $42.9 million, up approximately $3.4 million or 8.8% compared with $39.5 million for the same period in 2006. The increase for the three months and year ended December 31, 2007 was primarily due to increases in salaries and benefits expense and occupancy and equipment expense.

Salaries and benefits expense for the three months ended December 31, 2007 was $6.3 million, up $589,000 compared with $5.7 million for the same period in 2006. Salaries and benefits expense for the year ended December 31, 2007 was $24.8 million, up $3.1 million compared with $21.7 million for the same period in 2006. The increase for the three months and year ended December 31, 2007 was primarily due to an increase in staffing at Metro United for new branches and supporting personnel.

Occupancy and equipment expense for the three months ended December 31, 2007 was $2.1 million, up $157,000 or 8.3% compared with $1.9 million for the same period in 2006. Occupancy and equipment expense for the year ended December 31, 2007 was $8.2 million, up $1.2 million or 16.4% compared with $7.0 million for the same period in 2006. The increase for both the three months and year ended December 31, 2007 was primarily due to the new branches added in California.

Other noninterest expense for the three months ended December 31, 2007 was $2.5 million, a decrease of $215,000 or 8.1% compared with $2.7 million for the same period in 2006. The decrease for the three months ended December 31, 2007 was primarily the result of the decreases in the provision for unfunded commitments, franchise tax, legal fees, and contract security, which were partially offset by increases in online banking expense, other outside services, and data processing expense. Other noninterest expense for the year ended December 31, 2007 was $9.7 million, down $602,000 compared with $10.3 million at December 31, 2006. The decrease for the year ended December 31, 2007 was primarily the result of decreases in professional fees, consultant fees, franchise taxes, the provision for unfunded loan commitments, and intangible asset amortization, which were partially offset by increases in online banking expense, telecommunications expense, and other outside services.

Provision for loan losses. The provision for loan losses for the three months ended December 31, 2007 was $1.4 million, an increase of $1.3 million compared with $52,000 for the same period in 2006. The increase was due to loan growth and an increase in net charge offs in the fourth quarter of 2007. The provision for loan losses for the year ended December 31, 2007 was $3.1 million, a $2.5 million increase compared with $612,000 for the same period in 2006. Although asset quality improved with a $2.5 million or 27.3% reduction in net nonperforming assets since December 31, 2006, the provision for loan losses increased primarily as a result of the $315.4 million or 35.6% growth in total loans since December 31, 2006. The allowance for loan losses as a percent of total loans at December 31, 2007 and 2006 was 1.09% and 1.29%, respectively.

Net charge offs for the three months ended December 31, 2007 were $1.1 million compared with net charge offs of $467,000 for the same period in 2006. The increase was the result of a $610,000 charge off on a real estate development loan in California, and approximately $539,000 of charge offs on various loans in Texas. Net charge offs for the year ended December 31, 2007 were $1.5 million, a decrease of $888,000, compared with net charge offs of $2.3 million for the year ended December 31, 2006.

Asset Quality. Total nonperforming assets decreased $3.1 million from $12.2 million at December 31, 2006 to $9.1 million at December 31, 2007. The ratio of net nonperforming assets to total assets was reduced to 0.46% at December 31, 2007, compared with 0.74% at December 31, 2006.

On a linked-quarter basis compared with September 30, 2007, other real estate decreased $792,000 primarily due to the sale of one property in the amount of $1.9 million, which was partially offset by the foreclosure of another property in the amount of $1.2 million. During the fourth quarter 2007, nonaccrual loans increased by $257,000 primarily as a result of the addition of two loans, which were partially offset by the foreclosure noted above.

At December 31, 2007, total nonperforming assets consisted of $6.3 million in nonaccrual loans, $1.3 million in accruing loans that were 90 days or more past due, and $1.5 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at December 31, 2007, were $6.8 million compared with $9.3 million at December 31, 2006. Approximately $3.7 million of the nonaccrual loans are collateralized by real estate, which represented 58.6% of total nonaccrual loans at December 31, 2007. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Stock Repurchase. The Company, through its stock repurchase program, repurchased 131,000 shares of its common stock during the fourth quarter 2007 resulting in a total of 167,000 shares repurchased under the program.

Management conference call. On Thursday, January 31, 2008, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter 2007 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has twelve full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2007, the Company had consolidated assets of $1.5 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.

                       MetroCorp Bancshares, Inc.
                  (In thousands, except share amounts)
                              (Unaudited)

                                             December 31, December 31,
                                                2007         2006
                                             -----------  -----------
 Consolidated Balance Sheets
 ---------------------------
                    Assets

 Cash and due from banks                     $    28,889  $    25,709
 Federal funds sold and other investments         17,381      125,649
                                             -----------  -----------
    Total cash and cash equivalents               46,270      151,358
 Securities available-for-sale, at fair
  value                                          137,749      181,544
 Other investments                                 6,886        4,931
 Loans, net of allowance for loan losses of
  $13,125 and $11,436 respectively             1,188,786      875,120
 Accrued interest receivable                       6,482        5,841
 Premises and equipment, net                       8,795        7,585
 Goodwill                                         21,827       21,827
 Core deposit intangibles                            756        1,103
 Customers' liability on acceptances               5,967        7,693
 Foreclosed assets, net                            1,474        2,747
 Cash value of bank owned life insurance          25,737           --
 Other assets                                      8,977        8,685
                                             -----------  -----------
  Total assets                               $ 1,459,706  $ 1,268,434
                                             ===========  ===========

      Liabilities and Shareholders' Equity
 Deposits:
  Noninterest-bearing                        $   209,223  $   208,750
  Interest-bearing                               981,820      872,914
                                             -----------  -----------
    Total deposits                             1,191,043    1,081,664
 Junior subordinated debentures                   36,083       36,083
 Repurchase agreements                            25,000           --
 Other borrowings                                 74,796       26,316
 Accrued interest payable                          1,727        1,822
 Acceptances outstanding                           5,967        7,693
 Other liabilities                                 7,680        8,908
                                             -----------  -----------
  Total liabilities                            1,342,296    1,162,486
 Commitments and contingencies                        --           --
 Shareholders' Equity:
  Common stock, $1.00 par value, 50,000,000
   shares authorized; 10,994,965 shares
   issued and 10,825,837 shares and
   10,946,135 shares outstanding at
   December 31, 2007 and 2006 respectively        10,995       10,995
  Additional paid-in-capital                      27,386       25,974
  Retained earnings                               82,211       71,783
  Accumulated other comprehensive loss              (786)      (2,421)
  Treasury stock, at cost                         (2,396)        (383)
                                             -----------  -----------
   Total shareholders' equity                    117,410      105,948
                                             -----------  -----------
   Total liabilities and shareholders'
    equity                                   $ 1,459,706  $ 1,268,434
                                             ===========  ===========
                                                      --           --

 Nonperforming Assets and Asset Quality
  Ratios
 --------------------------------------
 Nonaccrual loans                            $     6,336  $     9,414
 Accruing loans 90 days or more past due           1,284           29
 Other real estate ("ORE")                         1,474        2,747
                                             -----------  -----------
 Total nonperforming assets                        9,094       12,190
 Less nonperforming loans guaranteed by the
  SBA, Ex-Im Bank, or the OCCGF                   (2,309)      (2,857)
                                             -----------  -----------
 Net nonperforming assets                    $     6,785  $     9,333
                                             ===========  ===========

 Net nonperforming assets to total assets           0.46%        0.74%
 Net nonperforming assets to total loans and
  ORE                                               0.56%        1.05%
 Allowance for loan losses to total loans           1.09%        1.29%
 Allowance for loan losses to net
  nonperforming loans                             247.13%      173.64%
 Net charge-offs to total loans                     0.12%        0.26%
 Net charge-offs                             $     1,456  $     2,344
 Total loans to total deposits                    100.91%       81.96%

                       MetroCorp Bancshares, Inc.
                (In thousands, except per share amounts)
                              (Unaudited)

                        For the three months    For the twelve months
                         ended December 31        ended December 31
                       ----------------------  ----------------------
                          2007        2006        2007        2006
                       ----------  ----------  ----------  ----------
 Average Balance
  Sheet Data
 ---------------
 Total assets          $1,421,984  $1,245,402  $1,358,422  $1,191,239
 Securities               149,772     185,673     164,829     207,371
 Total loans            1,156,278     865,246   1,059,654     819,103
 Allowance for loan
  losses                  (13,293)    (11,826)    (12,599)    (13,031)
 Net loans              1,142,985     853,420   1,047,055     806,072
 Total interest-
  earning assets        1,327,319   1,169,758   1,273,431   1,118,348
 Total deposits         1,205,396   1,057,436   1,164,903   1,012,887
 FHLB and other
  borrowings               79,703      61,818      62,486      62,032
 Total shareholders'
  equity                  117,494     104,748     113,001      99,104

 Income Statement
  Data
 ----------------
 Interest income:
  Loans                $   24,444  $   19,755  $   92,556  $   73,137
  Securities:
   Taxable                  1,569       1,934       6,909       8,320
   Tax-exempt                  73          92         307         664
  Federal funds sold
   and other
   investments                248       1,540       2,526       4,557
                       ----------  ----------  ----------  ----------
    Total interest
     income                26,334      23,321     102,298      86,678
 Interest expense:
  Time deposits             8,042       7,358      32,140      24,851
  Demand and savings
   deposits                 2,885       1,513       9,967       5,263
  Other borrowings          1,013         850       3,285       3,384
                       ----------  ----------  ----------  ----------
    Total interest
     expense               11,940       9,721      45,392      33,498
 Net interest income       14,394      13,600      56,906      53,180
 Provision for loan
  losses                    1,372          52       3,145         612
                       ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  loan losses              13,022      13,548      53,761      52,568
 Noninterest income:
  Service fees              1,318       1,315       5,175       5,618
  Other loan-related
   fees                       132         183         643         805
  Letters of credit
   commissions and fees       231         225         868         822
  Gain on sale of
   securities, net              2          --           2          12
  Gain on sale of
   loans, net                   5         390         277         390
  Increase in cash
   value of bank owned
   life insurance             331          --         738          --
  Other noninterest
   income                     406          52         585         277
                       ----------  ----------  ----------  ----------
    Total noninterest
     income                 2,425       2,165       8,288       7,924
 Noninterest expense:
  Salaries and employee
   benefits                 6,255       5,666      24,846      21,743
  Occupancy and
   equipment                2,055       1,898       8,157       7,007
  Foreclosed assets,
   net                        329         248         278         461
  Other noninterest
   expense                  2,455       2,670       9,654      10,256
                       ----------  ----------  ----------  ----------
    Total noninterest
     expense               11,094      10,482      42,935      39,467
 Income before
  provision for income
  taxes                     4,353       5,231      19,114      21,025
 Provision for income
  taxes                     1,549       1,896       6,939       7,521
                       ----------  ----------  ----------  ----------
 Net income            $    2,804  $    3,335  $   12,175  $   13,504
                       ==========  ==========  ==========  ==========
 Per Share Data
 --------------
 Earnings per share
  - basic              $     0.26  $     0.30  $     1.11  $     1.24
 Earnings per share
  - diluted                  0.26        0.30        1.10        1.22
 Weighted average
  shares outstanding:
  Basic                    10,865      10,938      10,935      10,906
  Diluted                  10,961      11,173      11,110      11,112
 Dividends per common
  share                $     0.04  $     0.04  $     0.16  $     0.16

 Performance Ratio
  Data
 -----------------
 Return on average
  assets                     0.78%       1.06%       0.90%       1.13%
 Return on average
  shareholders' equity       9.47%      12.63%      10.77%      13.63%
 Net interest margin         4.30%       4.61%       4.47%       4.76%
 Efficiency ratio           65.96%      66.49%      65.86%      64.59%
 Equity to assets
  (Average)                  8.26%       8.41%       8.32%       8.32%

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876